Exhibit (e)(iv)

EXHIBIT A
(Effective as of December 28, 2018)

Funds:

Series	Share Class	Date Established

ERShares Entrepreneur 30 ETF	Retail Class	September 13, 2017

ERShares Non-US Small Cap ETF	Retail Class	September 12, 2018